Exhibit 10.1

Amendment.No.2

renewing

lease for commercial premises

March 10, 2010

between

Nemaco Fléchères B.V., a Dutch company based in Amsterdam

and

Nemaco Switzerland SA, a Swiss company with headquarters in Eysins,

on the one hand

and

Cadbury Europe SA, on the other hand and covering a building on Chemin de Terre-Bonne, Building B1 at 1262 Eysins,

on the other hand,

covering part of building B1 on Chemin de Terre-Bonne at 1262 Eysins concluded between

FidFund Management SA, Route de Signy 35, 1260 Nyon,

acting for and on behalf of

Procimmo Swiss Commercial Fund, a contractual investment fund under the Federal Capital Collective Investments Act

(hereafter the "Landlord"),

on the one hand

and

Quotient Suisse SA, Route de Crassier 13, Business Park Terre Bonne, Building B 1, 1262 Eysin

hereafter separately designated: the "Tenant"

and

Quotient Limited, Elizabeth House, 9 Castle Street, St. Helier JE4 2QP, Jersey, Channel Islands

Company jointly responsible for the Tenant,

on the other hand

(hereafter, together, the "Tenants").

*     *     *     *

PREAMBLE

This contract renews and amends the lease agreement between Nemaco Fléchères B.V. and Nemaco Suisse SA as a lender on the one hand and Cadbury Europe SA as tenant (hereafter: the "Initial Tenant"), on the other hand, signed on March 10, 2010 (hereafter the 'Lease Contract').

The contract covers the premises set out in Appendix 2 and 3 of the contract, as well as 35 parking spaces.

FidFund Management SA acquired the building in which the rented premises are located on 2 August 2010. It has thus resumed its status as a lessor in accordance with Article 261 of the Code of Obligations,  on behalf of Procimmo Swiss Commercial Fund.

Cadbury Europe SA transferred its headquarters to Opfikon on 3 September 2010. It was then transferred by way of universal succession following its merger with Kraft Food Europe GmbH on 29 July 2011. The latter then changed its name on 23 April 2013 and is now called Mondelez Europe Sàrl. Since 4 July 2016, the company no longer has a branch in Eysins.

By lease transfer agreement of 9 December 2013, the rights and obligations of the original tenant were transferred to the Tenant, with effect from 1st January 2014 (hereafter the "Lease Assignment Agreement").

The initial tenant's obligations will expire at the end of the first ten-year lease period resulting from the Lease Contract, on 14 March 2020.

For all intents and purposes, the contract for sale between the Initial Tenant and the Tenants concerning the takeover of certain developments in the following premises is referred to hereafter as the "Asset Disposal".

Furthermore, it is specified that, following a division of the land on 29 July 2010, the parcel on which the rented premises are located took the number 442 from the Eysins Land Registry.

In addition, the Tenant has leased, as part of an endorsement No.1 of 14 January 2015, an additional 329 m2 on the 2nd floor of the premises covered by this Contract for a rent of
CHF 98,042.- + CHF 2,361.- payment of expenses. This rental is subject to VAT.

Whereas:

-	the lease provides in its articles 4.1.and 4.2. an initial term of 10 years from 1st March 2010;
-	the contract therefore expires on 14 March 2020;
-

the contract also provides for article 4.3.1.that the tenant is entitled to extend the lease for two successive periods of 5 years each by written notice notified at least 12 months before the expiry of the lease, subject to the possibility of adjusting the amount of rent under the article 6.4.

-	that the initial rent of the Lease Agreement is CHF 1,220,000.-;
-	that the VAT option has been exercised on the whole building;
-	as Article 6.4.provides for the ability to adjust the rent based on the Swiss Consumer Price Index (CPI);
-

furthermore, under Article 6.4.3., the parties must renegotiate the rent in order to adjust it to the market, with a maximum margin of 5% above or below the original rent being set at least 18 months before the lease expires

-	that, following informal discussions between the parties, they have agreed to extend this deadline;
-	that the Parties have agreed on the new rent.

In view of the above, by this Endorsement, the Parties agree on the following:

ARTICLE 1THE SUBJECT OF THE CONTRACT

For the purpose of clarifying the details of the rented premises, it is recalled in this Endorsement that the agreed lease relates to the B1 building located on parcel 442 of the Commune of Eysins.

Industrial premises are rented without any additional features.

Warehouses are rented without any additional features.

The premises are intended exclusively for commercial use (office and industrial).

The premises thus designated are rented in full, so that all the elements that compose it form a single lease.

Article 2Lease term, termination and renewal

1. In accordance with Article 4.3.1. of the Lease agreement, this lease is renewed for a first five-year term. It begins on March 15, 2020 and expires on March 14, 2025.

2. Under Article 4.3.1., the parties must provide notification in writing, at least 18 months before the end of the lease, of their intentions regarding its termination or renewal.

Article 3Rent

1. The annual rent for all the premises, including the parking spaces, is CHF 1'256,950.- (hereafter: the Rent).

2. The agreed rent is subject to VAT.

3. The Rent is deemed to be suitable for the official Swiss consumer price index on the day of the signing of this Amendment.

4. As agreed in Article 6.4.2., the Rent may, during the lease and without prior notice, be modified by the change in the official Swiss consumer price index, with a written notice of at least thirty days from the end of a month.

5. During the term of the lease, if it carries out renovations in the leased premises at its own expense, the Landlord may, in addition to passing on the cost of the renovations through the rent during the contract period, notify the Tenant of its claim to adjust the rent based on an official formula, with a written notice of at least 30 days from the end of a month. The quantity of the increase will be calculated in accordance with Articles 269a let. bCO and 14 OBLF or any other new legal provision replacing the above standards.

Article 4Ancillary expenses

In accordance with Article 6.2.1,the total heating and hot water costs mentioned in articles 4-8 OBLF and related maintenance costs, waste, sewage and sewer taxes and waste removal and disposal costs, as well as the usual incidental costs of the building, will be paid by the tenant, in addition to the Rent attached to Article 2 of this Amendment.

2. Common incidental costs include:

-the costs of providing water;

-electricity costs;

-

the cost of janitorial, snow removal, subscription and maintenance of elevators, the costs associated with ventilation or air conditioning of the premises and the costs of security or monitoring of the premises.

3. In accordance with custom, all direct charges related to the operation of the Premises, such as telephone, internet, etc. are paid directly by the Tenant.

4. When not paid directly by the Tenant, incidental costs will be rebilled to the Tenant.

Article 5Annotation to the Land Registry

Since the Tenant did not require the annotation of the lease under section 11.1 of the Lease Agreement, the annotation of this Amendment is not justified.

Article 6OTHER

The other terms and conditions of the lease remain unchanged.

Completed in two copies,

Date: 02.10.2019	Date: 24th September 2019
FidFund Management SA:	Quotient SA
_/s/ Christophe Audousset ____	_/s/ Roland Boyd_________

________________________

_/s/ Selda Karaca ___________________________________

Date: 24th September 2019
Quotient Limited:
_/s/ Christopher Lindop_____
__CHRISTOPHER LINDOP_